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                                                                     EXHIBIT 5.2

                                  [LETTERHEAD]


18 September 2000                              BY FAX AND COURIER

Flextronics International Ltd.
11 Ubi Road 1,
#07-01/02 Meiban Industrial Building,
Singapore 408723

Dear Sirs,

REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")

1. We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about 19th September, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 16,644,051 ordinary shares of S$0.01 each in the capital of the Company (the "Ordinary Shares") to which the Registration Statement relates.

2. For the purposes of rendering this opinion, we have assumed that the Ordinary Shares set out in Paragraphs 2(i), 2(ii) and 2(iii) below (collectively, the "Registration Shares") constitute part of the 16,644,051 Ordinary Shares to which the Registration Statement relates and that:-

        (i) the aggregate number of 1,286,536 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of all the issued and
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               outstanding capital stock of Lightning Metal Acquisition Corp., a
               Delaware corporation and an indirect wholly-owned subsidiary of Flextronics, Coating Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Flextronics, Lightning Tool Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Flextronics, Lightning Metal Specialties, Incorporated, an Illinois corporation, Coating Technologies, Inc., an Illinois corporation, Lightning Tool and Design, Inc., an Illinois corporation, Lightning Metal
               Specialties E.M.F., Ltd., an Irish private limited company, Lightning Manufacturing Solutions-Europe, Ltd., an Irish private limited company, Lightning Manufacturing Solutions Texas, L.L.C., a Texas limited liability company, Lightning Logistics, L.L.C., a Texas limited liability company, Papason, L.L.C., an Illinois limited liability company, 200 Scott Street, L.L.C., an Illinois limited liability company, 80 Scott Street, L.L.C., an Illinois limited liability company, 230 Scott Street, L.L.C., an Illinois limited liability company, 1350 Lively Blvd, L.L.C., an Illinois limited liability company, D.A.D. Partnership, a general partnership, S.O.N. Partnership, a general partnership, and S.O.N. II Partnership, a general partnership (collectively, the "Acquired Companies"), under an Agreement and Plan of Reorganization dated 31 August 2000 by and among the Company, the Acquired Companies and the Shareholders, Members and Partners of the Acquired Companies (the "Lightning Agreement"), and that such number of 1,286,536 Ordinary Shares allotted and issued have been and are allotted and issued in accordance with the terms and conditions thereof;

        (ii) the aggregate number of 531,827 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of all of the issued and outstanding capital stock of PPT Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of Flextronics ("PPT"), and Photonic Packaging Technologies, Inc., an Oregon corporation ("Photonic"), through the merger of PPT with and into Photonic, under an Agreement and Plan of Reorganization dated 31 August 2000 by and among the Company, PPT and Photonic (the "PPT Agreement"), and that such number of 531,827 Ordinary Shares allotted and issued have been and are allotted and issued in accordance with the terms and conditions thereof; and

        (iii) the aggregate number of 338,246 Ordinary Shares allotted and issued pursuant to the acquisition by the Company of all the issued and outstanding capital stock of IEC Holdings Limited ("IEC"), a company organised under the laws of Ireland under an Exchange Agreement
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               dated 31 August 2000 by and among the Company, IEC, Finn
               O'Sullivan as an individual shareholder of the Company, Gerard Tyrrell as an individual shareholder of the Company, Michael Whelton as an individual shareholder of the Company, Stanley Jackson as an individual shareholder of the Company, Anne O'Sullivan as an individual shareholder of the Company, Emmet Brady as an individual shareholder of the Company, Margaret Metcalfe as an individual shareholder of the Company and Cairn Holdings (B.V.I.) Limited as a corporate shareholder of the Company (each, a "Shareholder") (the "IEC Agreement"), and that such number of 338,246 Ordinary Shares allotted and issued have been and are allotted and issued in accordance with the terms and conditions thereof.

3.      We have further assumed that:-

        (i) the aggregate nominal value of the Ordinary Share(s) issued in exchange for each share of Lightning Metal Common Stock, Coating Common Stock, Lightning Tool Common Stock, EMF Ordinary Shares, Lightning Europe Ordinary Shares, Lightning Texas Interests, Logistics Interests, Papason Interests, 200 Scott Street Interests, 80 Scott Street Interests, 230 Scott Street Interests, Lively Interests, D.A.D. Interests, S.O.N. Interests or S.O.N. II Interests pursuant to Section 1.1 (a) of the Lightning Agreement is at least equal to the value of each such share of Lightning Metal Common Stock, Coating Common Stock, Lightning Tool Common Stock, EMF Ordinary Shares, Lightning Europe Ordinary Shares, Lightning Texas Interests, Logistics Interests, Papason Interests, 200 Scott Street Interests, 80 Scott Street Interests, 230 Scott Street Interests, Lively Interests, D.A.D. Interests, S.O.N. Interests or S.O.N. II Interests; and

        (ii) the aggregate nominal value of the Ordinary Share(s) issued in exchange for each share in the capital stock of PPT, pursuant to
               Section 1.2(b)(i), (ii) and (iii) of the PPT Agreement is at least equal to the value of each such share in the capital stock of PPT; and

        (iii) in relation to each Shareholder, the aggregate value of all that Shareholder's shares in IEC is at least equal to the aggregate of:

               (a) the nominal value of all the Ordinary Share(s) issued to that Shareholder; and

               (b)    the amount of the cash payable to that Shareholder;

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                      all in exchange for that Shareholder's shares in IEC
                      pursuant to Section 2.1 of the IEC Agreement.

4. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the allotment and issuance of the Registration Shares. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

5. Based on the foregoing, we are of the opinion that the Registration Shares allotted and issued by the Company, and which are represented by share certificates issued in respect of such Registration Shares, are validly issued and fully-paid.

6. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Allen & Gledhill